Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated February 21,2023 relating to the consolidated financial statements of Arrived STR 2, LLC, which comprise the balance sheet as of January 31, 2023 and the related  statements of comprehensive income, changes in member’s equity, and cash flows for the period January 12, 2023 (date of inception) through January 31, 2023, and the related notes to the financial statements.

/s/ Morison Cogen LLP

Blue Bell, PA
April 19, 2023